CIRCUIT CITY STORES, INC. REPORTS SECOND QUARTER RESULTS

Richmond, Va., September 17, 2003 – Circuit City Stores, Inc. (NYSE: CC) today reported results for the second quarter and six months ended August 31, 2003.

Information that includes and excludes individual cost items is presented throughout this release to provide greater understanding of the effects of these items on the company’s operating performance and financial position.

Second Quarter and First Half Results
Sales.   Total sales for the second quarter ended August 31, 2003, were $2.16 billion, a 3 percent decrease from sales of $2.22 billion in the quarter ended August 31, 2002. Comparable store sales decreased 5 percent.

For the six months ended August 31, 2003, total sales decreased 6 percent to $4.09 billion this year from $4.34 billion in the same period last year. Comparable store sales decreased 7 percent.

Net Loss per Share from Continuing Operations

	Three Months Ended August 31				Six Months Ended August 31
	2003		2002		2003		2002
Net (loss) earnings per share
before bankcard valuation
reductions, remodel and relocation
expenses	$(0.0	7)	$0.03		$(0.1	5)	$0.06
Remodel expenses	(0.06)		(0.06)		(0.09)		(0.08)
Relocation expenses	(0.01)		(0.01)		(0.03)		(0.02)

Net loss per share before bankcard
valuation reductions	(0.14)		(0.04)		(0.27)		(0.04)
Bankcard valuation
reductions*	(0.46)		(0.01)		(0.55)		(0.02)

Net loss per share from continuing
operations	$(0.6	0)	$(0.0	5)	$(0.8	2)	$(0.0	6)

* The bankcard valuation reductions for the periods ended August 31, 2003, reflect the expected net cash proceeds from the company’s planned sale of the bankcard portfolio. The bankcard valuation reductions for the periods ended August 31, 2002, reflect projected cash flows from the bankcard portfolio.

Continuing Operations. In the second quarter of this fiscal year, the net loss from continuing operations totaled $124.2 million, or 60 cents per share, compared with $11.2 million, or 5 cents per share, in the second quarter of last fiscal year.

Circuit City announced plans to sell its bankcard operation in mid-August. “We have received bids for the bankcard operation from a number of interested parties,” said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. “While the sales process is not final, based on these bids we have refined our estimate of the planned sale’s financial impact. We now expect to incur an after-tax loss of approximately $105 million, or 51 cents per share, on the sale of the bankcard operation, compared with our mid-August estimate of up to $200 million. Of the total estimated after-tax impact, $95 million has been reflected in the second quarter. The remaining $10 million includes lease termination and severance costs. We expect the sale of the bankcard operation to generate approximately $295 million in cash, compared with our estimate of in excess of $190 million in mid-August.” The company expects to complete the sale before the end of the calendar year. Timing for presentation of the bankcard business as a discontinued operation on the company’s consolidated financial statements may be affected by the extent and duration of transition services required by a prospective purchaser.

The net loss from continuing operations in this year’s second quarter includes the impact of pretax charges of $148.0 million to reduce the carrying value of the company’s retained interest in the bankcard portfolio to reflect the estimated net proceeds from the planned sale of the bankcard operation, pretax expenses of $18.2 million related to the full remodeling of three stores and the refixturing of 208 stores in the second quarter and $4.0 million in pretax relocation expenses. The relocation expenses include accelerated depreciation on assets the company expects to take out of service as a result of planned future relocations. Excluding valuation reductions related to the bankcard portfolio, the net loss per share from continuing operations would have been 14 cents in this year’s second quarter, compared with 4 cents in the same period last year. Excluding valuation reductions and the remodel and relocation expenses, the net loss per share from continuing operations would have been 7 cents in this year’s second quarter, compared with net earnings per share of 3 cents in last year’s second quarter. The company did not repurchase any common stock under its stock repurchase program during the quarter.

In the first six months of this fiscal year, the net loss from continuing operations totaled $168.2 million, or 82 cents per share, compared with $12.4 million, or 6 cents per share, in the first six months of last fiscal year. The net loss from continuing operations includes the impact of the pretax valuation reductions of $177.9 million related to the bankcard portfolio, pretax expenses of $29.5 million related to the full remodeling of four stores and the refixturing of 217 stores in the first half and $9.2 million in pretax relocation expenses. Excluding valuation reductions related to the bankcard portfolio, the net loss per share from continuing operations would have been 27 cents in this year’s first half, compared with 4 cents in the same period last year. Excluding valuation reductions and the remodel and relocation expenses, the net loss per share from continuing operations would have been 15 cents in this year’s first half, compared with net earnings per share of 6 cents in last year’s first half. The company repurchased 2.7 million shares of common stock under its stock repurchase program during the first half of the fiscal year.

Discontinued Operations. On October 1, 2002, the company completed the separation of the CarMax auto superstore business from the Circuit City consumer electronics business through a tax-free transaction in which CarMax, Inc., formerly a wholly owned subsidiary of Circuit City Stores, Inc., became an independent, separately traded public company. All CarMax results for periods prior to the separation date are presented as results from discontinued operations. For the quarter ended August 31, 2002, net earnings from the discontinued CarMax operations were $31.7 million. For the six months ended August 31, 2002, net earnings from the discontinued CarMax operations were $61.0 million.

Business Performance Review
Sales.   “Our sales pace during the first two months of the quarter reflected significant drops in average retails as well as slight declines in store traffic,” said McCollough. “As we entered the back-to-school season, the sales pace improved, and we produced comparable store sales growth in August despite facing a challenging comparison from August of last year. Throughout the quarter, we saw sales growth in new video technologies, including digital big-screens and LCD and plasma thin-screen products; digital imaging; and DVD movie titles. Personal computer sales, including both desktops and laptops, grew strongly during the final month of the quarter.”

Circuit City’s extended warranty revenues were 3.6 percent of sales in the second quarter, compared with 3.8 percent in the same period last year. For the six months, extended warranty revenues were 3.7 percent of sales this fiscal year, compared with 4.0 percent last fiscal year. The primary driver behind the decrease was the drops in average retails, which result in consumers purchasing warranty contracts on fewer products.

“Although we have a history of results from only a limited number of stores, we remain pleased by the contribution from our relocated stores,” said McCollough. “We now have 18 relocations that have been open for more than six months. In their first full six months following grand opening, these stores are producing an average sales lift that is approximately 28 percentage points higher than the remainder of the store base in that time period and are producing an internal rate of return of approximately 20 percent. Although we anticipate that these averages may go down as we relocate additional stores, we believe that bringing a more contemporary Circuit City shopping experience to our customers remains the best way to drive sales and earnings growth.”

Gross Profit Margin. The gross profit margin was 22.6 percent in this year’s second quarter compared with 23.7 percent in the same period last year. The lower gross profit margin reflects competitive pricing and shifts in the merchandise mix within the major product categories; increased inventory shrink as the company moves more product onto the sales floor; and the reduction in extended warranty sales, which carry above average gross profit margins.

Finance Income (Loss)

	Three Months Ended August 31
	2003					2002
	Private-					Private-
(Amounts in millions)	label	Bankcard		Total		label	Bankcard	Total
Securitization income
(loss)	$29.2	$(133.	6)	$(104.	4)	$30.8	$24.7	$55.5
Payroll and fringe benefit
expenses	(7.1)	(2.9)		(10.0)		(7.3)	(3.3)	(10.6)
Other direct expenses	(13.1)	(5.8)		(18.9)		(10.3)	(8.6)	(18.9)

Finance income (loss)	$9.0	$(142.	3)	$(133.	3)	$13.2	$12.8	$26.0

	Six Months Ended August 31
	2003					2002
	Private-					Private-
(Amounts in millions)	label	Bankcard		Total		label	Bankcard	Total
Securitization income
(loss)	$57.6	$(148.	9)	$(91.3)		$59.9	$46.1	$106.0
Payroll and fringe benefit
expenses	(14.7)	(6.1)		(20.8)		(14.7)	(6.6)	(21.3)
Other direct expenses	(26.2)	(17.1)		(43.3)		(20.4)	(17.9)	(38.3)

Finance income (loss)	$16.7	$(172.	1)	$(155.	4)	$24.8	$21.6	$46.4

Finance Income (Loss). The finance operation produced a pretax loss of $133.3 million in this year’s second quarter, compared with pretax income of $26.0 million in the same period last year. This year’s second quarter loss includes pretax income of $9.0 million from the private-label credit card operation, compared with pretax income of $13.2 million in last year’s second quarter. Securitization income was reduced by increased charge-offs, which were partly offset by increased finance charge collections in this year’s second quarter. Other direct expenses increased as the number of active private-label accounts increased.

This year’s second quarter finance loss also includes a pretax loss of $142.3 million from the bankcard operation, compared with pretax income of $12.8 million in the same period last year. This year’s second quarter pretax loss from the bankcard operation includes pretax charges of $148.0 million to reduce the carrying value of the company’s retained interest in the bankcard portfolio to reflect the estimated net proceeds from the planned sale. The company expects to incur additional pretax charges, including lease termination and severance costs, of approximately $15 million.

Selling, General and Administrative Expenses

	Three Months Ended August 31				Six Months Ended August 31
	2003		2002		2003		2002
(Dollars in millions)	$	%	$	%	$	%	$	%
Before remodel and
relocation expenses	$525.0	24.4%	$543.5	24.5%	$1,005.1	24.6%	$1,071.3	24.7%
Remodel expenses	18.2	0.8	21.3	0.9	29.5	0.7	27.8	0.7
Relocation expenses	4.0	0.2	4.5	0.2	9.2	0.2	6.0	0.1

Total	$547.2	25.4%	$569.3	25.6%	$1,043.8	25.5%	$1,105.1	25.5%

Selling, General and Administrative Expenses. Selling, general and administrative expenses were 25.4 percent of sales in this year’s second quarter, compared with 25.6 percent in the second quarter of last fiscal year. This year’s second quarter expenses included costs of $18.2 million associated with the full remodeling of three stores and refixturing of 208 stores and $4.0 million of relocation costs, including accelerated depreciation of assets related to planned future relocations. Expenses in last year’s second quarter included costs of $21.3 million associated with video remodels and lighting upgrades in approximately 200 stores and $4.5 million of relocation costs. Excluding remodel and relocation costs, selling, general and administrative expenses were 24.4 percent of sales in this year’s second quarter, compared with 24.5 percent in last year’s second quarter.

“Reductions in payroll and fringes were the largest contributors to the second quarter expense reduction,” said McCollough. “The second quarter expense savings also reflect a shift in advertising expenditures from the lower volume periods of the year, which included the first two months of the second quarter, to the higher volume back-to-school and holiday periods. Savings from payroll, fringes and advertising were partly offset by higher rent and occupancy expenses related to new and relocated stores and costs associated with new merchandising displays. Improvement in the expense to sales ratio was limited by the sales decline.”

Financial Condition
At August 31, 2003, Circuit City had cash and cash equivalents of $633.1 million, down from $884.7 million at February 28, 2003, and $772.1 million at August 31, 2002. The lower cash balance reflects the higher level of retained interests in securitized receivables that resulted from two securitization transactions completed in the first quarter of the fiscal year and the loss from continuing operations incurred during the first six months of the current fiscal year. A $43 million supplemental contribution made to the company’s pension plan in February 2003 also reduced the cash balance from last year’s second quarter level.

The increase in retained interests in securitized receivables on the consolidated balance sheets since the end of the year and last year’s second quarter primarily reflects the increased level of credit support required by the two securitization transactions completed in the first quarter, partly offset by (1) the $148.0 million in pretax valuation reductions related to the planned sale of the bankcard operation and (2) the elimination of the retained interests related to two securitizations that matured late last fiscal year and earlier this fiscal year.

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. ET today to discuss today’s announcements. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company’s investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET today and will be available through midnight, September 23. Domestic investors may access the recording at (888) 286-8010, and international investors may dial (617) 801-6888. The access code for the replay is 85393534. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City’s promise to provide superior consumer electronics solutions to its customers. Circuit City’s remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 612 Circuit City Superstores and 13 mall-based Circuit City Express stores in 159 markets.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) when or whether the company will be successful in selling the bankcard operation and the terms of any such sale; and (2) the timing and amount of any charges to income that may be required. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and in the company’s other SEC filings. A copy of the annual report is available on the company’s Web site at www.circuitcity.com.

Contact: Ann Collier at Circuit City Stores, Inc., 804-527-4058; or Virginia Watson at Circuit City Stores, Inc., 804-527-4033.